AMENDED AND RESTATED RESEARCH AGREEMENT
AMONG
CALVERT SOCIAL INVESTMENT FUND
CALVERT WORLD VALUES FUND, INC.
CALVERT IMPACT FUND, INC.
AND
STEPHEN H. MOODY

This AMENDED AND RESTATED RESEARCH AGREEMENT, made as of this 4th day of December, 2007, by and between Stephen H. Moody ("Moody") and, separately as to itself, each of Calvert Social Investment Fund, a Massachusetts business trust, and Calvert World Values Fund, Inc., a Maryland corporation, Calvert Impact Fund, Inc., a Maryland corporation (each, a "Fund").

RECITALS

WHEREAS, each Fund is registered as an investment company under the Investment Company Act of 1940; and invests in certain types of securities generally referred to by the Fund in its prospectus as special equities ("Special Equities"); and

WHEREAS, each Fund has previously entered into a Research Agreement with Moody pursuant to which Moody furnishes it with investment research and related services in connection with the Fund's Special Equities investments; and

WHEREAS, each Fund and Moody desire to amend and restate the current Research Agreement, as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1. Research Services. Moody will provide the Fund with investment research concerning prospective and existing Special Equities investments and provide such research-related services as the Fund may from time to time reasonably request in accordance with Fund's stated objectives as communicated in writing to Moody. For all purposes stated herein, Moody will be deemed an independent contractor and will not have custody of any of the assets of the Fund nor authority to make investment decisions on behalf of the Fund. Moody's functions are limited to research and related services, such as monitoring developments in privately-held portfolio companies, with respect to Special Equities and do not involve the furnishing of advice or making recommendations regarding the Fund's purchase or sale of securities.

2. General Duties. Moody will provide the services hereunder in accordance with the Fund's investment objectives, policies and restrictions as presently in effect and as they may be amended or supplemented from time to time. Moody will cooperate with the Fund's investment adviser and/or administrator in providing research services under this Agreement. In addition, Moody agrees that he will comply with all applicable laws, including the rules and regulations of the Securities and Exchange Commission, pertaining to the performance of his services under this Agreement.

3. Exclusive Arrangement. During the term of this Agreement, Moody agrees that neither he nor any company that he controls shall provide research or investment services to any other "socially screened" regulated investment company other than a regulated investment company advised or distributed by Calvert Group, Ltd. or any of its affiliates without the permission of the Fund, such permission not to be unreasonably withheld.

4. Compensation. For his services under this Agreement, the Funds will compensate Moody at the hourly rate of $75.00 for up to 40 hours per week, and the pro rata share of each Fund shall be determined in accordance with the allocation determined by the Funds' respective Boards of Trustees/Directors. Additional hours per week must be approved in advance by a member of the Fund's Board of Trustees/Directors.

5. Expenses. During the term of this Agreement, Fund will pay reasonable expenses incurred by Moody in connection with his activities under this Agreement; provided, however, that any single expense, or any expenses related to a particular trip, in excess of $2000.00 must be approved by the Chair of the Board of Trustees/Directors of the relevant Fund or by his/her designee prior to Moody's incurring any obligation for such expenses.

6. Confidentiality. Moody agrees that he will hold in the strictest confidence all information relating to Funds. In addition, Moody agrees that he will not solicit any of Fund's shareholders for any purpose.

7. Duration. This Agreement will become effective as to a Fund upon its execution by Moody and the Fund and, unless sooner terminated as provided herein, shall continue in effect for an initial period of six (6) months from the above written date. Thereafter, this Agreement shall continue as to a Fund unless (a) either the Fund or Moody provides written notice of termination to the other party at least 60 days prior to the termination date specified in such notice, or (b) this Agreement is terminated pursuant to paragraph 8 below.

8. Termination. This Agreement may be terminated as to a Fund by either the Fund or Moody for cause, which includes failure of Moody to provide the research services described in paragraph 1 or perform the duties described in paragraph 2, which termination shall be effective immediately or as may be otherwise specified by the terminating party. This Agreement will be automatically terminated by the death or incapacity of Moody.

9. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

10. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement is not to be affected thereby. This Agreement will be governed by Maryland law, without regarding to its principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

CALVERT SOCIAL INVESTMENT FUND

By: /s/ William M. Tartikoff

CALVERT WORLD VALUES FUND, INC.

By: /s/ William M. Tartikoff

CALVERT IMPACT FUND, INC.

By: /s/ William M. Tartikoff

By: /s/ Stephen H. Moody

STEPHEN H. MOODY